TCG FINANCIAL SERIES TRUST VI

OPERATING EXPENSES LIMITATION AGREEMENT

TCG US GOVERNMENT PRIMARY LIQUIDITY MONEY MARKET FUND

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of the ____ day of April, 2014, by and between TCG FINANCIAL SERIES TRUST VI (the “Trust”), on behalf of the TCG US GOVERNMENT PRIMARY LIQUIDITY MONEY MARKET FUND (the “Fund”), a series of the Trust, and the investment adviser of the Fund, TCG Financial Services, LLC (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Management Services Agreement between the Trust and the Adviser dated as of the ___             day of April, 2014  (the “Management Services Agreement”); and

WHEREAS, the Fund, and each of its respective classes, is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Management Services Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit the Fund’s current Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Adviser to implement those limits;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to limit the Fund’s current Operating Expenses to an annual rate, expressed as a percentage of the Fund’s respective average annual net assets to the amounts listed in Appendix A (the “Annual Limits”). In the event that the current Operating Expenses of the Fund, as accrued each month, exceed the Annual Limits, the Adviser will pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

2. DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund and each of its classes, including the Adviser’s investment management fee detailed in the Management Services Agreement, any Rule 12b-1 fees and other expenses described in the Management Services Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement or reductions of its investment management fee under the Management Services Agreement.

4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect indefinitely and for a period of not less than one year, unless sooner terminated as provided in Paragraph 5 of this agreement.

5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty upon ninety (90) days’ written notice to the Adviser, by the majority vote of the non-interested Trustees of the Board of Trustees of the Trust, on behalf of the Fund, or by a vote of a majority of the outstanding voting securities of the Fund. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld. This Agreement will automatically terminate if the Management Services Agreement is terminated, with such termination effective upon the effective date of the Management Services Agreement’s termination.

6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to the conflict of laws principles thereof; provided, that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

TCG Financial Series Trust VI on behalf of TCG US Government Primary Liquidity Money Market Fund By: /s/ Jorge Coloma Name: Jorge Coloma Title: President	TCG Financial Services, LLC By: /s/ Vivian Coloma Name: Vivian Coloma Title: President

Appendix A

Fund/Share Class TCG US Government Primary Liquidity Money Market Fund	Operating Expense Limit
Institutional Shares	.20%
Service Shares	.25%
Investor A Shares	.30%
Investor B Shares	.35%
Investor C Shares	.40%